Exhibit 99.1

SAKS INCORPORATED ANNOUNCES RESULTS FOR THE THIRD

QUARTER AND NINE MONTHS ENDED OCTOBER 27, 2012

– Company updates outlook for the fourth quarter of 2012 –

Contact:	Julia Bentley
(865) 981-6243
www.saksincorporated.com

New York, New York (November 13, 2012)—Retailer Saks Incorporated (NYSE: SKS) (“Saks” or the “Company”) today announced results for the third quarter and nine months ended October 27, 2012.

Sales for the Third Quarter and Nine Months Ended October 27, 2012

For the third quarter ended October 27, 2012, total sales were $713.2 million, a 3.0% increase over total sales of $692.3 million for the prior year third quarter ended October 29, 2011. Comparable store sales increased 3.3% for the quarter.

For the nine months ended October 27, 2012, total sales were $2,170.9 million, a 3.9% increase over total sales of $2,088.5 million for the prior year nine months ended October 29, 2011. Comparable store sales increased 4.3% for the nine months.

Overview of Results for the Third Quarter and Nine Months Ended October 27, 2012

For the third quarter ended October 27, 2012, the Company recorded net income of $22.6 million, or $.14 per diluted share. Those results included a reversal of approximately $3.3 million in Federal income tax reserves deemed no longer necessary. Excluding this item, the Company would have recorded net income of $19.3 million, or $.12 per share, for the quarter ended October 27, 2012. For the prior year third quarter ended October 29, 2011, the Company recorded net income of $17.8 million, or $.11 per diluted share.

For the nine months ended October 27, 2012, the Company recorded net income of $42.5 million, or $.28 per diluted share. Those results included after-tax charges totaling $1.5 million composed of $1.8 million of pre-opening costs associated with the Company’s new fulfillment center and $3.0 million of asset impairments and store closing costs, netted against the aforementioned $3.3 million income tax reserve reversal. Excluding these items, the Company would have recorded net income of $44.0 million, or $.29 per share, for the nine months ended October 27, 2012.

For the prior year nine months ended October 29, 2011, the Company recorded net income of $37.8 million, or $.24 per diluted share. Those results included after-tax charges totaling $2.9 million comprised of a pension and related benefit charge, a third-party receivable write-down, and an asset impairment charge totaling $1.8 million; $1.8 million of store closing expenses; a $0.3 million loss on debt extinguishment (related to the early retirement of approximately $1.9 million of senior notes); and a reversal of approximately $1.0 million in state income tax reserves deemed no longer necessary. Excluding these after-tax charges, the Company would have recorded net income of $40.7 million, or $.25 per share, for the nine months ended October 29, 2011.

Comments on the Third Quarter and Nine Months Ended October 27, 2012

Stephen I. Sadove, Chairman and Chief Executive Officer of the Company, noted, “In spite of the continued uncertain macro environment, we were pleased to post a modest year-over-year increase in operating income and net income for the third quarter.

“Our comparable store sales increase of 3.3% in the third quarter was below our initial expectation but was on top of a very solid 5.8% comparable store sales increase in the prior year third quarter. On a year-to-date basis, comparable store sales increased 4.3%, and similarly, this was on top of very strong 10.3% increase in the first nine months of last year.”

Sadove continued, “For the quarter, our gross margin rate deterioration was partially offset by modest SG&A leverage. The third quarter gross margin rate was slightly below our expectations, and the level of SG&A leverage modestly exceeded our expectations.”

Several merchandise categories showed sales strength during the third quarter, including women’s and men’s contemporary apparel, women’s and men’s shoes, handbags, fine jewelry, and fragrances. The New York City flagship store sales performance was positive and generally in line with the aggregate comparable store sales performance of the Company’s Saks Fifth Avenue stores during the quarter.

For the third quarter, the gross margin rate was 43.9% compared to last year’s third quarter rate of 44.2%. The gross margin rate decline was related principally to a modest increase in targeted promotional activity during the quarter. For the nine months, the gross margin rate was 41.9% compared to 42.1% in the first nine months of last year.

As a percent of sales, SG&A expenses were 27.3% in the third quarter this year compared to 27.5% in the prior year third quarter. The Company achieved leverage in the third quarter while incurring incremental SG&A expenses to support its omni-channel and Project Evolution (information technology systems and enhancements) initiatives. As a percent of sales (excluding certain items), SG&A expenses were 26.5% for the first nine months this year compared to 26.3% for the same period last year.

For the quarter, the Company’s operating income was 5.7% of sales compared to 5.7% of sales in the prior year third quarter. Excluding the aforementioned certain items, the Company’s operating income was 4.6% of sales for the current year nine months compared to 4.9% of sales in the prior year nine month period.

Balance Sheet Highlights

Consolidated inventories at October 27, 2012 totaled $927.1 million, a 5.1% increase over the prior year. Inventories increased 2.5% on a comparable stores basis.

At quarter end, the Company had approximately $74.2 million of cash on hand and no direct outstanding borrowings on its revolving credit facility. During the quarter, the Company repurchased a small amount of common stock, bringing the year-to-date repurchases to $79.1 million (approximately 8.0 million shares at an average price per share of $9.90).

In accordance with FASB Accounting Standard Codification 470 related to accounting for convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) (“ASC 470”), issuers of convertible debt instruments must separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. The discounts (the difference between the convertible rate and a nonconvertible borrowing rate on each issuance) on the Company’s two series of convertible notes are being accreted to interest expense through the note maturity dates. Accordingly, at October 27, 2012, $12.7 million of the $230 million 2.0% convertible notes balance and $6.5 million of the $120 million 7.5% convertible notes balance were classified in equity.

Funded debt (including capitalized leases, senior notes, and the debt and equity components of the convertible debentures) at October 27, 2012 totaled approximately $404.8 million, and debt-to-capitalization was 25.9% (without giving effect to cash on hand).

Net capital spending for the nine months ended October 27, 2012 totaled approximately $74.3 million.

Outlook for the Fourth Quarter of 2012

Sadove commented, “As the overall macroeconomic environment remains very uncertain, we continue to approach the future cautiously but very strategically. We remain focused on executing our core merchandising, service, and marketing strategies, and at the same time, we are making the systems and infrastructure investments necessary to evolve our business to more fully embrace omni-channel retailing. We are confident that these investments will position us for the future and will generate incremental sales and operating margin improvement over time. We remain very optimistic about the outlook for luxury retailing and for Saks Fifth Avenue.

“Having said that, sales trends have been soft for the first two weeks of November in the aftermath of Hurricane Sandy. Many of our stores, representing about 40% of our total company revenues, were directly impacted by the storm, and we have experienced a decline in saks.com sales generated from our customers in the Northeast. Additionally, sales in a number of our other stores, particularly in Florida, were indirectly affected by the storm, as many of our Northeastern customers have ties to those markets. In aggregate, we estimate that Hurricane Sandy impacted about 55% of our total company store revenue base. Based on these current sales trends we are adjusting our outlook for the fourth quarter, which we believe represents a more realistic view of the business.”

The Company’s assumptions for the balance of 2012 are outlined below. Variation from the sales trends, up or down, could materially impact the other assumptions listed.

•

Year-over-year comparable store sales are expected to be relatively flat for the fourth quarter. This comparable store sales assumption is predicated on sales for the balance of the quarter returning to a growth rate similar to the comparable store sales increase posted in the third quarter.

•	Comparable store inventory levels are expected to be up in the low-single digit range at fiscal year end.

•

Based upon current inventory levels and composition and the Company’s promotional calendar and permanent markdown cadence, the Company expects its year-over-year gross margin rate to be flat to down 50 basis points in the fourth quarter.

•

As a percent of sales on a year-over-year basis, the Company expects approximately 20 to 60 basis points of SG&A expense leverage in the fourth quarter. SG&A dollar increases are expected to primarily arise from incremental variable costs associated with planned sales growth (primarily sales associates’ commissions) and investment spending to support the Company’s omni-channel initiatives and Project Evolution.

•

Other Operating Expenses (rentals, depreciation, and taxes other than income taxes) are expected to total $84 million to $86 million for the fourth quarter. Depreciation and amortization, which are included in the above amounts, should total approximately $123 million for the full fiscal year.

•	Based on existing debt arrangements, maturities, and interest rates, interest expense should total approximately $10 million for the fourth quarter.

•	An effective tax rate of approximately 40.0% for the year.

•

A basic common share count of approximately 150 million and a diluted common share count of approximately 194 million for the full fiscal year. Share counts used in earnings per share calculations are expected to fluctuate by quarter during the year based on income levels, convertible debt, and equity awards.

•	Net capital expenditures of approximately $115 million for the full year.

The fiscal year ending February 2, 2013 contains a 53rd week which is included in the assumptions outlined above. Management estimates that the 53rd week will represent approximately $40 million in incremental revenues and incremental diluted earnings per share of approximately $.04 for the fiscal year.

Additional Comments on Hurricane Sandy

Eleven Saks Fifth Avenue stores out of the Company’s 45 stores were closed from one to seven days, including the Company’s New York flagship which was closed for two days. Fifteen of the Company’s 64 OFF 5TH stores were closed for up to five days. None of the Company’s stores sustained material damage.

Sadove noted, “We were as prepared as we could have been for such an event. Our business continuity plans were quickly executed, and we set about trying to assure that each of our associates was safe and that we could get our stores and support locations up and running as quickly as possible. This was a collaborative and inspiring effort among countless associates in our organization. It is truly remarkable what we were able to accomplish in just a few days.”

“Thankfully, none of our associates was injured, but many suffered devastating personal property losses and have been displaced due to the storm,” Sadove continued. Several years ago, we established an associate relief fund for aiding associates and their families that were victim to such natural disasters. Following Hurricane Sandy, we made a meaningful corporate donation to this fund and will also match associate contributions to the fund. We were also proud to make a donation to the American Red Cross, our national charity partner, for their relief efforts. Seeing how everyone has come together to restore our Company’s operations and to assist those in need has been very moving. I am very proud of our entire organization.”

Sales Detail

Total sales numbers below represent owned department sales, leased department commissions, shipping and handling revenue, and sales return adjustments for Saks Fifth Avenue stores, Saks Fifth Avenue OFF 5TH stores, and Saks Direct. Total sales (in millions) for the third quarter and nine months ended October 27, 2012 compared to last year’s third quarter and nine months ended October 29, 2011 were:

	This Year	Last Year	Total Increase	Comparable Increase
Third Quarter	$713.2	$692.3	3.0%	3.3%
Nine months	$2,170.9	$2,088.5	3.9%	4.3%

Leased department commissions included in the total sales numbers above were as follows (sales in millions):

	This Year	Last Year
Third Quarter	$10.0	$10.2
Nine months	$31.7	$27.4

Other Information

For the current and prior year third quarters ended October 27, 2012 and October 29, 2011, the Company’s two convertible debt instruments were dilutive; therefore, the applicable shares (approximately 40.9 million) were added to the weighted average shares outstanding, and the applicable after-tax interest expense (approximately $4.2 million per quarter) was added to net income for the fully diluted earnings per share calculation.

For the current and prior year nine month periods ended October 27, 2012 and October 29, 2011, respectively, the Company’s two convertible debt instruments were not dilutive; therefore, the applicable shares were not added to the weighted average shares outstanding and the applicable after-tax interest expense was not added to net income for the fully diluted earnings per share calculation.

Conference Call Information

Management has scheduled a conference call at 9:30 a.m. Eastern Time on Tuesday, November 13, 2012 to discuss results for the third quarter and nine months ended October 27, 2012. To participate, please call (201) 689-8874 (10 minutes prior to the call). A replay of the call will be available for 48 hours following the live call. The dial-in number for the replay is (201) 612-7415 (account number 378; conference ID number 383740).

Interested parties also have the opportunity to listen to the conference call over the Internet by visiting the Investor Relations section of Saks Incorporated’s corporate website at http://phx.corporate-ir.net/phoenix.zhtml?c=110111&p=irol-irhome. To listen to the live call, please go to the address listed at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call, and a transcript will be posted on the Company’s web site within 24 to 48 hours.

To be placed on the Company’s e-mail notification list for press releases, SEC filings, certain analytical information, and/or upcoming events, please go to www.saksincorporated.com, click on “Investor Relations,” click on “E-mail Alerts,” and fill out the requested information.

About the Company

The Company currently operates 45 Saks Fifth Avenue stores, 65 Saks Fifth Avenue OFF 5TH stores, and saks.com. Saks Fifth Avenue is proud to be named a J.D. Power and Associates 2012 Customer Service Champion and is only one of 50 U.S. companies so named.

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information.

The forward-looking information and statements are or may be based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for luxury apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; macroeconomic conditions and their effect on consumer spending; the Company’s ability to secure adequate financing; adequate and stable sources of merchandise; the competitive pricing environment within the retail sector; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to relationship marketing efforts of proprietary credit card loyalty programs; appropriate inventory management; effective expense control; successful operation of the Company’s proprietary credit card strategic alliance with Capital One Financial Corporation; geo-political risks; the performance of the financial markets; changes in interest rates; and fluctuations in foreign currency and exchange rates. For additional information regarding these and other risk factors, please refer to the Company’s filings with the SEC, including its Annual Report on Form 10-K/A for the fiscal year ended January 28, 2012, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K, which may be accessed via the Internet at www.sec.gov.

The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise.

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SAKS INCORPORATED & SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Dollar amounts in thousands, except per share amounts)

	(UNAUDITED) Three Months Ended
	October 27, 2012		October 29, 2011
Net sales	$713,222	100.0%	$692,311	100.0%
Cost of sales	400,265	56.1%	386,498	55.8%

Gross margin	312,957	43.9%	305,813	44.2%

Selling, general and administrative expenses	194,643	27.3%	190,179	27.5%
Other operating expenses:
Property and equipment rentals	26,960	3.8%	24,932	3.6%
Depreciation and amortization	29,906	4.2%	30,487	4.4%
Taxes other than income taxes	19,819	2.8%	19,437	2.8%
Store pre-opening costs	730	0.1%	811	0.1%
Impairments and dispositions	217	0.0%	218	0.0%

Operating income	40,682	5.7%	39,749	5.7%

Other income (expense):
Interest expense	(9,328)	-1.3%	(11,909)	-1.7%
Other income, net	107	0.0%	564	0.1%

Income before income taxes	31,461	4.4%	28,404	4.1%

Provision for income taxes	8,859	1.2%	10,633	1.5%

Net income	$22,602	3.2%	$17,771	2.6%

Earnings per share:
Basic	$0.15		$0.12
Diluted	$0.14		$0.11

Weighted-average common shares:
Basic	147,547		154,080
Diluted	191,093		199,053

SAKS INCORPORATED & SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Dollar amounts in thousands, except per share amounts)

	(UNAUDITED)
	Nine Months Ended
	October 27, 2012		October 29, 2011
Net sales	$2,170,944	100.0%	$2,088,489	100.0%
Cost of sales	1,261,441	58.1%	1,208,197	57.9%

Gross margin	909,503	41.9%	880,292	42.1%

Selling, general and administrative expenses	575,397	26.5%	551,994	26.4%
Other operating expenses:
Property and equipment rentals	79,203	3.6%	75,169	3.6%
Depreciation and amortization	88,978	4.1%	88,579	4.2%
Taxes other than income taxes	64,204	3.0%	63,595	3.0%
Store pre-opening costs	4,793	0.2%	1,358	0.1%
Impairments and dispositions	5,207	0.2%	3,252	0.2%

Operating income	91,721	4.2%	96,345	4.6%

Other income (expense):
Interest expense	(28,287)	-1.3%	(38,548)	-1.8%
Loss on extinguishment of debt	—	0.0%	(539)	0.0%
Other income, net	1,554	0.1%	1,560	0.1%

Income before income taxes	64,988	3.0%	58,818	2.8%

Provision for income taxes	22,538	1.0%	21,007	1.0%

Net income	$42,450	2.0%	$37,811	1.8%

Earnings per share:
Basic	$0.28		$0.24
Diluted	$0.28		$0.24

Weighted-average common shares:
Basic	151,152		155,739
Diluted	154,025		159,851

SAKS INCORPORATED & SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollar amounts in thousands)

	(UNAUDITED)
	October 27, 2012	October 29, 2011
ASSETS
Current assets
Cash and cash equivalents	$74,202	$73,710
Merchandise inventories	927,125	882,389
Other current assets	83,864	72,359
Deferred income taxes, net	81,530	58,290

Total current assets	1,166,721	1,086,748

Property and equipment, net	879,567	862,247
Deferred income taxes, net	131,664	159,401
Other assets	24,293	38,368

TOTAL ASSETS	$2,202,245	$2,146,764

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Trade accounts payable	$195,374	$221,753
Accrued expenses and other current liabilities	281,615	243,919
Current portion of long-term debt	9,326	7,088

Total current liabilities	486,315	472,760

Long-term debt	376,369	365,737
Other long-term liabilities	161,018	134,575

Total liabilities	1,023,702	973,072
Commitments and contingencies
Shareholders’ equity	1,178,543	1,173,692

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,202,245	$2,146,764